EXHIBIT 99.1

FOR IMMEDIATE RELEASE                   CONTACT:  Mark Kimball (763) 551-7070
                                                  Select Comfort Corporation
                                                  mark.kimball@selectcomfort.com

                                SELECT COMFORT CORPORATION REPORTS
                             SECOND QUARTER SALES GAIN OF 22 PERCENT
                                  COMPANY UPDATES 2004 GUIDANCE

    MINNEAPOLIS,  MINN.  (July 12, 2004) - Select Comfort  Corporation  (NASDAQ:
SCSS), the nation's leading bed retailer and creator of the Sleep Number(R) bed, today announced preliminary second quarter 2004 net sales of $124.7 million, an increase of 22 percent compared to the second quarter of 2003. For the quarter, same-store sales increased 14 percent over the same period a year ago. The company reiterated its previously announced earnings per share guidance for the second quarter 2004 of $0.13 to $0.15. Select Comfort also announced revised sales and earnings guidance for 2004. For 2004, the company now expects sales of $560 million to $575 million and earnings per share of $0.88 to $0.93.

    "We continued to deliver strong sales growth in excess of 20 percent and made progress toward our long-term objectives," said Bill McLaughlin, chairman and chief executive officer. "In the second quarter, we introduced two new top-of-the-line bed models which were very well received by consumers. As a result, however, we believe we missed sales opportunities at our middle and lower price points during the quarter, a period which also saw a softening of overall consumer spending."

    "Fortunately, certain factors impacting sales are within our control and we are taking decisive action to maximize our sales potential going forward," McLaughlin continued. "Importantly, as planned, last week we introduced product enhancements to the Sleep Number 5000 -- our most-popular, mid-priced model -- and we have plans to re-introduce our improved entry-level bed model in the second half of this year. While we are optimistic about opportunities for improved sales and earnings momentum from these product initiatives, we feel it is prudent to revise expectations for the balance of 2004 in light of continued economic uncertainties."

    Select Comfort will hold a conference call on July 12, 2004 at 4:00 p.m. Central Time to discuss preliminary second quarter 2004 sales performance and guidance for 2004. A simultaneous webcast of the call will be available in the


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Investor  Relations  section of  www.selectcomfort.com.  A digital replay of the call will be accessible beginning at approximately 6:00 p.m. Central Time on July 12 through 5:00 p.m. Central Time on July 19, 2004. To access the replay, please call 203-369-1284 (U.S. and International). An archived replay of the call may also be accessed at approximately 6 p.m. Central Time on July 12, 2004 at www.selectcomfort.com.

ABOUT SELECT COMFORT
    Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 26 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number(R) bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its 360 retail stores located nationwide, including 13 leased departments in Bed Bath & Beyond stores; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.
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    Statements  used in this press release that relate to future plans,  events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as general and industry economic trends, uncertainties arising from global events, consumer confidence, effectiveness of our advertising and promotional efforts, our ability to secure suitable retail locations, our ability to attract and
retain  qualified  sales   professionals  and  other  key  employees,   consumer
acceptance of our products and product innovation, our ability to continue to expand and improve our product line, industry competition, warranty expenses, California wage and hour litigation, our dependence on significant suppliers, and the vulnerability of any suppliers to recessionary pressures, labor
negotiations,   liquidity  concerns  or  other  factors,  increasing  government regulations, including possible new flammability standards for the bedding industry, as well as the risk factors listed from time to time in the company's filings with the SEC, including the company's Annual Report on Form 10-K and other periodic reports filed with the SEC.

    The company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

(1)     TOP 25 BEDDING RETAILERS, FURNITURE TODAY, MAY 26, 2003


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